Mission Produce Announces Fiscal 2022 Second Quarter Financial Results
OXNARD, Calif. -- June 8, 2022 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh avocados, today reported its financial results for the fiscal second quarter ended April 30, 2022.
Fiscal Second Quarter 2022 Highlights:
•Total revenue of $278.1 million, an 18% increase compared to the same period last year, impacted by average selling price increases of 44%, partially offset by a 19% decrease in avocado volume sold, compared to the same period last year
•Net income of $2.4 million, or $0.03 per diluted share, compared to $7.4 million, or $0.10 per diluted share, for the same period last year
•Adjusted net income of $2.6 million, or $0.04 per diluted share, compared to $8.7 million, or $0.12 per diluted share, for the same period last year
•Adjusted EBITDA of $9.2 million compared to $16.3 million for the same period last year
CEO Message
“I’m pleased with our ability to get the business back on track quickly following the temporary operational challenges associated with our ERP implementation in the first quarter. Our per-box margins have recovered and returned to the high-end of normal historical ranges,” commented Steve Barnard, Founder and CEO, Mission Produce. “The fresh avocado market realized record-high per unit sales pricing during fiscal second quarter which is the result of a smaller Mexican harvest and lower industry volumes. Consumer demand remains strong. The volume constraints the industry faces are due to lack of supply which Mission is uniquely able to address through our strategy to invest in vertical integration. Specifically, our owned Peruvian production gives us reliable access to fruit to meet customer needs on a scale and at volumes that only Mission can deliver. We are well positioned to leverage these capabilities in the second half of our fiscal year when our owned Peruvian production comes online and typically contributes to a significant step-up in adjusted EBITDA generation. In addition, we continue to invest in owned farms in Guatemala and Columbia which we expect to further bolster Mission’s ability to supply year-round fruit to our customers over the long term.”
Fiscal Second Quarter 2022 Consolidated Financial Review
Total revenue for the second quarter of fiscal 2022 increased 18% to $278.1 million, as compared to $234.7 million for the same period last year. Growth was driven by a 44% increase in average per-unit avocado sales prices due to lower industry supply out of Mexico, as well as inflationary pressures. Partially offsetting price gains was a decrease in avocado volume sold of 19%, which was primarily driven by lower supply. Domestic volumes declined at a lower relative rate for the period, demonstrating the resiliency of demand for avocados amid higher price points in the U.S. market.
Gross profit for the second quarter decreased $7.3 million or 27%, to $19.8 million, and gross profit percentage decreased 440 basis points to 7.1% of revenue. The decreases were primarily driven by the impact of lower avocado volume sold in our Marketing & Distribution segment, and its related impact on fixed cost absorption. In addition, we experienced gross profit decreases in the International Farming segment due to the timing of cost incurred and impact of pricing at early-stage mango farms. The lower gross profit percentage was driven by higher per-unit sales prices. Margin is primarily managed on a per-unit basis in our Marketing & Distribution segment, which can lead to significant movement in gross profit percentage when sales prices fluctuate.
Selling, general and administrative expense (“SG&A”) for the second quarter increased $2.4 million to $18.7 million, primarily due to non-capitalizable costs associated with the implementation of our new ERP system in our Marketing & Distribution segment, higher employee-related costs driven by increased headcount and labor inflation and higher travel expenses as COVID-related travel restrictions have eased.
Net income for the second quarter of fiscal 2022 was $2.4 million, or $0.03 per diluted share, compared to $7.4 million, or $0.10 per diluted share, for the same period last year.
Adjusted net income for the second quarter of fiscal 2022 was $2.6 million, or $0.04 per diluted share, compared to adjusted net income of $8.7 million, or $0.12 per diluted share, for the same period last year.

Adjusted EBITDA was $9.2 million for the second quarter of fiscal 2022, compared to $16.3 million for the same period last year, driven by lower avocado volume sold and higher SG&A costs as described above.
Fiscal Second Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 18% to $273.7 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA decreased $4.5 million or 28% to $11.7 million, due to the same drivers impacting consolidated adjusted EBITDA.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with sales. The Company operates approximately 300 hectares of mangos in Peru that are largely in an early-stage of production. The timing of the mango harvest is concentrated in the fiscal second quarter and, as a result, mangos have a more pronounced impact on segment financial performance during this timeframe.
Net sales in our International Farming segment increased $2.1 million or 91% in the three months ended April 30, 2022, due to higher third-party service revenue and higher mango harvest volumes compared to the same period last year.
Segment adjusted EBITDA was $(2.5) million primarily due to the timing of cost incurred and impact of pricing at early-stage mango farms.
Balance Sheet and Cash Flow
Cash and cash equivalents were $21.4 million as of April 30, 2022 compared to $84.5 million as of October 31, 2021.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was higher by $16.8 million for the six months ended April 30, 2022 compared to the respective period last year, reflecting the net loss in fiscal 2022, partially offset by favorable net change in working capital. Within working capital, favorable changes in grower payables were partially offset by unfavorable changes in inventory. Changes in grower payables were due to higher fruit prices compared to prior year. Changes in inventory were due to increased per-box value of fruit on hand in North America and higher growing crop inventory in Peru, driven by inflationary pressures on farming costs and additional productive acreage, compared to last year.
Capital expenditures were $29.1 million for the six months ended April 30, 2022, compared to $46.8 million in the same period last year. Current year expenditures were concentrated in the purchase of farmland in Peru as well as land improvements and orchard development in Peru and Guatemala.
Outlook
For the fiscal third quarter of fiscal year 2022, the Company is providing the following industry update to inform modeling assumptions:
•The industry is expecting third quarter volumes to increase sequentially, but remain lower by approximately 10-15% versus the prior year period, primarily due to ongoing supply constraints in Mexico that are not expected to alleviate until the fiscal fourth quarter. Third quarter supply pressure will be partially offset by higher supply from Peru and California.
•Based on the expectation for sequentially improving volumes, the Company believes that the pricing environment should begin to rationalize during fiscal third quarter.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its second quarter of fiscal 2022 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through June 22, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13729867.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income (loss) refers to net income (loss), before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), noncapitalizable ERP implementation costs, transaction costs, material legal settlements, further adjusted by any special, non-recurring, or one-time items such as impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), noncapitalizable ERP implementation costs, transaction costs, material legal settlements, and any special, non-recurring, or one-time items such as impairments that are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 12 forward distribution centers that are strategically positioned in key markets throughout North America, China and Europe, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic, including resulting economic conditions; inflationary pressures and increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit and retain key personnel and an adequate labor supply and lack of good employee relations; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; material litigation or adverse governmental actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with our indebtedness; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; the Russia/Ukraine conflict; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	April 30, 2022	October 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$21.4	$84.5
Restricted cash	2.6	6.1
Accounts receivable
Trade, net of allowances	102.9	73.8
Grower and fruit advances	4.4	0.6
Miscellaneous receivables	10.7	12.3
Inventory	90.6	48.2
Prepaid expenses and other current assets	7.8	11.6
Loans to equity method investees	2.1	3.3
Income taxes receivable	12.6	6.7
Total current assets	255.1	247.1
Property, plant and equipment, net	438.2	424.2
Operating lease right-of-use assets	49.2	43.9
Equity method investees	52.8	52.7
Loans to equity method investees	1.9	1.8
Deferred income tax assets, net	7.7	7.6
Goodwill	76.4	76.4
Other assets	19.5	19.8
Total assets	$900.8	$873.5

Liabilities and Shareholders' Equity
Liabilities
Accounts payable	$26.3	$22.8
Accrued expenses	28.9	28.8
Income taxes payable	1.8	1.9
Grower payables	58.0	22.2
Long-term debt—current portion	8.8	8.8
Operating leases—current portion	3.9	3.6
Finance leases—current portion	1.1	1.1
Total current liabilities	128.8	89.2
Long-term debt, net of current portion	150.7	155.1
Operating leases, net of current portion	47.8	42.5
Finance leases, net of current portion	1.7	2.2
Income taxes payable	3.1	3.5
Deferred income tax liabilities, net	26.8	26.8
Other long-term liabilities	17.1	20.0
Total liabilities	376.0	339.3
Total shareholders' equity	524.8	534.2
Total liabilities and shareholders' equity	$900.8	$873.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for share and per share amounts)	2022	2021	2022	2021
Net sales	$278.1	$234.7	$494.7	$407.9
Cost of sales	258.3	207.6	474.4	358.1
Gross profit	19.8	27.1	20.3	49.8
Selling, general and administrative expenses	18.7	16.3	37.4	30.9
Operating income (loss)	1.1	10.8	(17.1)	18.9
Interest expense	(1.1)	(0.8)	(2.0)	(1.7)
Equity method income (loss)	0.3	(0.2)	1.9	2.1
Other income (expense)	2.9	(0.3)	4.5	(0.3)
Income (loss) before income taxes	3.2	9.5	(12.7)	19.0
Provision (benefit) for income taxes	0.8	2.1	(1.7)	9.4
Net income (loss)	$2.4	$7.4	$(11.0)	$9.6

Net income (loss) per share:
Basic	$0.03	$0.10	$(0.16)	$0.14
Diluted	$0.03	$0.10	$(0.16)	$0.14

Weighted average shares of common stock outstanding:
Basic	70,636,331	70,560,287	70,633,888	70,555,528
Diluted	70,693,423	71,207,459	70,633,888	70,927,584

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended April 30,
(In millions)	2022	2021
Operating Activities
Net (loss) income	$(11.0)	$9.6
Adjustments to reconcile net (loss) income to net cash used in operating activities
Provision for losses on accounts receivable	0.1	0.1
Depreciation and amortization	10.1	7.6
Amortization of debt issuance costs	0.2	0.2
Noncash lease expense	2.5	2.0	(1)
Equity method income	(1.9)	(2.1)
Stock-based compensation	1.7	1.5
Dividends received from equity method investees	2.2	—
Losses (gains) on asset impairment, disposals and sales, net of insurance recoveries	—	0.3
Deferred income taxes	(0.1)	5.0
Other	—	0.3
Unrealized gains on derivative financial instruments	(3.0)	(0.3)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(29.6)	(28.2)
Grower fruit advances	(3.7)	(1.7)
Miscellaneous receivables	1.6	1.1
Inventory	(40.7)	(27.5)
Prepaid expenses and other current assets	0.9	(0.1)	(1)
Income taxes receivable	(5.8)	(3.5)
Other assets	(0.1)	(4.7)
Accounts payable and accrued expenses	7.3	10.5
Income taxes payable	(0.5)	(0.9)
Grower payables	36.4	12.5
Operating lease liabilities	(2.1)	(1.2)	(1)
Other long-term liabilities	(1.5)	(0.7)	(1)
Net cash used in operating activities	$(37.0)	$(20.2)
Investing Activities
Purchases of property and equipment	(29.1)	(46.8)
Proceeds from sale of property, plant and equipment	2.9	2.3
Investment in equity method investees	(0.3)	(0.2)
Loans to equity method investees	—	(1.5)
Loan repayments from equity method investees	1.0	1.5
Other	(0.3)	(0.3)
Net cash used in investing activities	$(25.8)	$(45.0)
Financing Activities
Borrowings on revolving credit facility	20.0	—
Payments on revolving credit facility	(20.0)	—
Principal payments on long-term debt obligations	(4.4)	(3.9)
Principal payments on finance lease obligations	(0.6)	(0.6)
Net cash used in financing activities	$(5.0)	$(4.5)
Effect of exchange rate changes on cash	(0.4)	0.2
Net decrease in cash, cash equivalents and restricted cash	(68.2)	(69.5)
Cash, cash equivalents and restricted cash, beginning of period	92.2	127.0
Cash, cash equivalents and restricted cash, end of period	$24.0	$57.5

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$21.4	$54.2
Restricted cash	2.6	1.7
Restricted cash included in other assets	—	1.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$24.0	$57.5
(1)Prior period amounts differ from those previously reported due to the adoption of ASC 842, Leases, effective November 1, 2020, which was first presented in our annual report on Form-10K for the year ended October 31, 2021.

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2022	2021	2022	2021
Net income (loss)	$2.4	$7.4	$(11.0)	$9.6
Stock-based compensation	0.9	0.7	1.7	1.5
Unrealized gains on derivative financial instruments	(2.7)	(0.9)	(4.1)	(1.4)
Foreign currency (gain) loss	0.4	1.2	(0.1)	1.8
Asset impairment and disposals, net of insurance recoveries	(0.1)	—	—	—
Farming costs for nonproductive orchards	0.3	—	0.8	—
Noncapitalizable ERP implementation costs	1.3	—	2.8	—
Transaction costs	0.1	—	0.5	—
Legal settlement	—	0.8	—	0.8
Tax effects of adjustments to net income(1)	—	(0.5)	(0.2)	(0.8)
Discrete tax adjustment for change in Peruvian tax rates	—	—	—	5.1
Adjusted net income (loss)	$2.6	$8.7	$(9.6)	$16.6
Adjusted net income (loss) per diluted share	$0.04	$0.12	$(0.14)	$0.23
(1)Tax effects are calculated using applicable rates that each adjustment relates to.

Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2022	2021	2022	2021
Marketing and Distribution adjusted EBITDA	$11.7	$16.2	$4.0	$29.9
International Farming adjusted EBITDA	(2.5)	0.1	(5.2)	(1.1)
Total reportable segment adjusted EBITDA	9.2	16.3	(1.2)	28.8
Net income (loss)	2.4	7.4	(11.0)	9.6
Interest expense	1.1	0.8	2.0	1.7
Provision (benefit) for income taxes	0.8	2.1	(1.7)	9.4
Depreciation and amortization	5.6	4.0	10.1	7.6
Equity method (income) loss	(0.3)	0.2	(1.9)	(2.1)
Stock-based compensation	0.9	0.7	1.7	1.5
Legal settlement	—	0.8	—	0.8
Asset impairment and disposals, net of insurance recoveries	(0.1)	—	—	—
Farming costs for nonproductive orchards	0.3	—	0.8	—
Noncapitalizable ERP implementation costs	1.3	—	2.8	—
Transaction costs	0.1	—	0.5	—
Other (income) expense	(2.9)	0.3	(4.5)	0.3
Total adjusted EBITDA	$9.2	$16.3	$(1.2)	$28.8

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing and Distribution	International Farming	Total	Marketing and Distribution	International Farming	Total
	Three Months Ended April 30,
(In millions)	2022			2021
Third party sales	$273.7	$4.4	$278.1	$232.4	$2.3	$234.7
Affiliated sales	—	2.6	2.6	—	2.0	2.0
Total segment sales	273.7	7.0	280.7	232.4	4.3	236.7
Intercompany eliminations	—	(2.6)	(2.6)	—	(2.0)	(2.0)
Total net sales	$273.7	$4.4	$278.1	$232.4	$2.3	$234.7
	Six Months Ended April 30,
	2022			2021
Third party sales	$486.0	$8.7	$494.7	$402.0	$5.9	$407.9
Affiliated sales	—	1.6	1.6	—	2.2	2.2
Total segment sales	486.0	10.3	496.3	402.0	8.1	410.1
Intercompany eliminations	—	(1.6)	(1.6)	—	(2.2)	(2.2)
Total net sales	$486.0	$8.7	$494.7	$402.0	$5.9	$407.9
Other Information (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2022	2021	2022	2021
Pounds of avocados sold (millions)	131.5	163.0	265.5	325.9
Average sales price per pound(1)	$2.04	$1.42	$1.80	$1.23
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.